Exhibit 99.1

[ Hawker Beechcraft Acquisition Company, LLC LOGO]

News Release

Press contact:	Investor Relations contact:
Andrew Broom	Jim Sanders
+1.316.676.8674	+1.316.676.3050
andrew_broom@hawkerbeechcraft.com www.hawkerbeechcraft.com

Hawker Beechcraft Acquisition Company, LLC Reports its Second Quarter 2008 Results

WICHITA, Kan. (August 5, 2008) – Hawker Beechcraft Acquisition Company, LLC (HBAC) reported increased orders, improved sales and higher earnings during the three months ending June 29, 2008 as compared to the same period in 2007.

Net bookings for the three months ending June 29, 2008 totaled $1.7 billion. The continued strength in new order activity resulted in a new record backlog of $7.4 billion at the end of the second quarter of 2008.

Net sales for the three months ending June 29, 2008 were $1,028.7 million. During the quarter, the Company delivered 129 business and general aviation aircraft consisting of 50 jet, 50 turbo-prop and 29 piston aircraft. On June 18, 2008, HBAC delivered the first Hawker 4000, its flagship aircraft; a super-midsize business jet utilizing advanced composite construction. Second quarter 2008 sales increased by $327.6 million, compared to the second quarter of 2007, primarily due to the increase in aircraft deliveries.

During the three months ending June 29, 2008, the Company recorded operating income of $86.4 million, compared to an operating loss of $36.6 million during the second quarter of 2007. The increase in business and general aviation aircraft deliveries, sales growth in the customer support segment and $59.9 million in non-cash and non-recurring charges incurred during the second quarter of 2007 in accordance with purchase accounting as a result of the acquisition of the business from Raytheon

Company, all contributed to the improvement in operating income performance. Partially offsetting these impacts was a $16.3 million charge associated with specific early-production Hawker 4000 units recorded during the second quarter of 2008. This charge resulted from an increase in the cost to conform the early aircraft to the final type design and higher than expected initial production costs.

Operating cash flow consumed during the six months ending June 29, 2008 was $59.2 million. The ramp-up in production rates along with the typical timing difference between aircraft deliveries and a more linear aircraft production schedule throughout the year, resulted in the operating cash consumption during this period.

“The strong global demand for Hawker Beechcraft aircraft and services is evidenced by our fifth consecutive quarter of record setting backlog,” said Jim Schuster, chairman and CEO of Hawker Beechcraft Corporation. “Our investment in expanding our worldwide footprint with people and facilities is paying off.”

Financial and other information for the three months ending June 29, 2008 is available on the Company’s Web site at www.hawkerbeechcraft.com. An earnings call will be held on Wednesday, August 13, 2008 at 9:00 am CDT.

Earnings Conference Call:

HBAC’s earnings results conference call for the three months ending June 29, 2008 will be held Wednesday, August 13, 2008 at 9:00 a.m. CDT. To attend, please register at https://cossprereg.btci.com/prereg/key.process?key=PRVYWCFBD.

Once you have registered, you will be provided with the information you need to join the conference call, including dial-in numbers and pass codes. A recording of the earnings call will be posted to the Company’s Web site on the afternoon of August 13, 2008 and will remain available for 45 days.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special-mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina,

Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.

Hawker Beechcraft Acquisition Company, LLC

Earnings Presentation

For The Second Quarter 2008

Hawker Beechcraft Acquisition Company, LLC

Proforma Adjusted Earnings Before Interest, Tax, Depreciation and

Amortization (EBITDA)

Three Months Ended June 29, 2008 and June 24, 2007

	Three Months Ended		Six Months Ended
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Operating income (unaudited)	$86.4	$(36.6)	$84.9	$(8.2)
Proforma operating income adjustments:
Environmental expense recorded (reduced) at sites retained by Raytheon Company	—	—	—	(0.8)
Expense recorded related to product liability coverage retained by Raytheon Company	—	—	—	3.8
Revenue recognized related to a receivables portfolio retained by Raytheon Company	—	—	—	(1.1)
Expense recorded related to aircraft leases retained by Raytheon Company	—	—	—	2.7
Reduction in pension expense due to additional funding at closing per the acquisition agreement and the impact of purchase accounting	—	—	—	6.2
Reduction in cost of sales related to Premier deliveries due to the application of purchase accounting	—	—	—	18.1
Depreciation and amortization, including as a result of purchase accounting	39.2	37.6	77.9	59.5

Proforma EBITDA	$125.6	$1.0	$162.8	$80.2

Adjustments to proforma EBITDA
Reduction in corporate expenses associated with separation from Raytheon Company	—	—	—	3.9
Excluded losses from a terminated contract with an affiliate of Raytheon Company	—	—	—	—
Transition expenses to establish services previously performed by Raytheon Company	—	4.2	0.5	4.2
Exclude income statement impact of inventory step-up resulting from purchase accounting	3.7	59.9	8.2	59.9
Exclude purchase accounting adjustment associated with contract booking rate changes to present the impact as a period event consistent with prior quarters	—	3.0	—	3.0
Exclude purchase accounting adjustment related to accretion of long term warranty liability	—	—	—	—
Exclude stock-based and deferred compensation	3.8	6.8	8.6	6.8

Proforma Adjusted EBITDA	$133.1	$74.9	$180.1	$158.0

Proforma Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP. We have presented Proforma Adjusted EBITDA as if the acquisition of the Raytheon Aircraft business had occurred at the beginning of the period presented. This information is for informational purposes only and does not purport to represent our financial condition had the acquisition occurred at the beginning of the period presented or to project the results for any future period.

Hawker Beechcraft Acquisition Company, LLC

Proforma Adjusted Earnings Before Interest, Tax, Depreciation and

Amortization (EBITDA)

Trailing Four Quarters For The Period Ended June 29, 2008

	Trailing 12 Months	June 29 2008	March 30, 2008	December 31, 2007	September 30, 2007
Operating income (unaudited)	$269.8	$86.4	$(1.5)	$122.8	$62.1
Proforma operating income adjustments:
Environmental expense recorded (reduced) at sites retained by Raytheon Company	—	—	—	—	—
Expense recorded related to product liability coverage retained by Raytheon Company	—	—	—	—	—
Revenue recognized related to a receivables portfolio retained by Raytheon Company	—	—	—	—	—
Expense recorded related to aircraft leases retained by Raytheon Company	—	—	—	—	—
Reduction in pension expense due to additional funding at closing per the acquisition agreement and the impact of purchase accounting	—	—	—	—	—
Reduction in cost of sales related to Premier deliveries due to the application of purchase accounting	—	—	—	—	—
Depreciation and amortization, including as a result of purchase accounting	155.5	39.2	38.7	40.2	37.4

Proforma EBITDA	$425.3	$125.6	$37.2	$163.0	$99.5

Adjustments to proforma EBITDA
Reduction in corporate expenses associated with separation from Raytheon Company	—	—	—	—	—
Excluded losses from a terminated contract with an affiliate of Raytheon Company	—	—	—	—	—
Transition expenses to establish services previously performed by Raytheon Company	6.9	—	0.5	4.8	1.6
Exclude income statement impact of inventory step-up resulting from purchase accounting	53.5	3.7	4.5	25.6	19.7
Exclude purchase accounting adjustment associated with contract booking rate changes to present the impact as a period event consistent with prior quarters	1.4	—	—	—	1.4
Exclude purchase accounting adjustment related to accretion of long term warranty liability	1.5	—	—	0.5	1.0
Exclude stock-based and deferred compensation	20.9	3.8	4.8	6.8	5.5

Proforma Adjusted EBITDA	$509.5	$133.1	$47.0	$200.7	$128.7

Proforma Adjusted EBITDA is a non-GAAP financial measure that is useful in evaluating the ability of issuers of “high-yield” securities to meet their debt service obligations. It is not intended as a substitute for an evaluation of our results as reported under GAAP. We have presented Proforma Adjusted EBITDA as if the acquisition of the Raytheon Aircraft business had occurred at the beginning of the period presented. This information is for informational purposes only and does not purport to represent our financial condition had the acquisition occurred at the beginning of the period presented or to project the results for any future period.

Aircraft Delivery Units

	Three Months Ended		Six Months Ended
	June 29, 2008	June 24, 2007	June 29, 2008	June 24, 2007
Hawker 4000	1	0	1	0
Hawker 900XP	17	0	23	0
Hawker 800/850XP	3	10	5	20
Hawker 750	6	0	6	0
Hawker 400XP	11	8	14	15
Premier	12	12	21	27
King Airs	50	34	79	62
Pistons	29	31	52	50

Business & GA Totals:	129	95	201	174
T6	19	14	36	23

Total Deliveries	148	109	237	197